BRADFORD & MARZEC, INC.
CODE OF ETHICS

I.     Introduction and Basic Duties

Bradford & Marzec, Inc. (BMI) is an investment adviser registered with the U.S. Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940. BMI acts as an investment adviser or subadviser to institutional separately managed accounts and one or more investment companies registered under the Investment Company Act of 1940. BMI endeavors at all times to conduct its business in the highest ethical and professional manner and to operate in conformity with Federal laws and according to the Association of Investment Management and Research (AIMR) Code of Ethics and Standards of Professional Conduct (as published in the AIMR Standards of Practice Handbook).

The personal trading and investment activities of employees of BMI are the subject of various Federal securities laws, rules and regulations. The securities laws and regulations that cover the personal trading and investment activities of advisory personnel include:

  the anti-fraud provisions (Section 206) of the Advisers Act which prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a client;

  Form ADV and Rule 204-3 requirements which provide that an adviser disclose its practices and its interests in client transactions, among other things;

  record keeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives described in further detail below; and

  requirements under Rule 17j-1 of the Investment Company Act of 1940 for a code of ethics for advisers to investment companies.

Amendments to Rule 17j-1 adopted by the SEC and effective October 29, 1999, expand the reporting of personal securities transactions by persons having access to information about a mutual fund's investment activities and the responsibilities of the fund organization and its board of directors to approve and monitor the codes of ethics of advisers to mutual funds. Among many other things, an adviser to mutual funds must have its code of ethics approved by the fund's board, obtain more information about the trading activities of persons who have prior access to investment recommendations made for a fund (Access Persons) and pre-approve any IPO/private placement investments by Access Persons.

BMI employees are also subject to the AIMR Code of Ethics and Standards of Professional Conduct (AIMR Standards) that govern such areas as the use of Material Nonpublic Information, Conflict of Interest, Fair Dealing and Priority of Transactions, among others. The AIMR Standards impose additional restrictions and duties on BMI employees.

Underlying the requirements above is the fiduciary capacity in which BMI acts for clients. A fiduciary has a duty of loyalty to clients which requires that the adviser act for the best interests of the clients and always place the clients interests first and foremost. When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the client's and the employee's interests. The conflicts may include, but are not limited to, taking an investment opportunity from the client for an employee's own portfolio, using an employee's advisory position to take advantage of available investments, or front running, which may be an employee trading before making client transactions (thereby taking advantage of information) or using client portfolio assets to have an effect on the market which is used to the employee's benefit.

The BMI Code of Ethics (Code) is based on the principles that BMI directors, officers and employees have a fiduciary duty to place the interests of clients ahead of their own interests, and must avoid even the appearance of a conflict. Thus, BMI seeks strict adherence to fiduciary standards compliance with all applicable Federal securities laws and AIMR Standards. The Code applies to all employees of BMI, regardless of whether or not they are considered Access Persons as defined in SEC Rule 17j-l.

BMI's Compliance Officer is responsible for the review and administration of all policies concerning the Code. These duties include, but are not limited to, employee personal trading (including submission of initial and annual securities holdings statements, quarterly transactions statements, pre-approval of transactions in assets managed by BMI), preparation of reports to the Principals on possible violations of firm personal trading policies, and enforcement of these policies.

Italicized terms in this Code are defined in Appendix I of this document.

II.    Personal Securities Transactions

        A. Reporting Requirements.

1. Initial and Annual Disclosure of Personal Holdings by Employees -Every employee of BMI is required to submit an initial (within ten days of hire) and an annual (every January) securities holdings statement covering all securities in which they have a Beneficial Interest. In lieu of such reports, the employee can submit to the Compliance Officer duplicate copies of appropriate periodic statements of each brokerage account in which such employee has a Beneficial Interest.

2.   Quarterly Transaction Reporting Requirements -Each employee is required to submit a Quarterly Personal Securities Transaction Report by the 10th business day following each quarter-end. Each Personal Securities Transaction Report must include:

(a)   the date of the trade, the title (and, as applicable, the interest rate and maturity date or the contract terms), the number of shares or contracts and the principal amount of the Security at issue;

(b)   the nature of the transaction (i.e., a purchase, sale or other transaction);

(c)   the price at which the transaction was executed;

(d)   the name of the broker, dealer or bank executing the transaction; and

(e)   the date of the report.

In lieu of such separate reports, BMI employees can submit to the Compliance Officer duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such employee has a Beneficial Interest.

3. Account Reporting Requirements -Within ten (10) days of employment with BMI, and annually thereafter, every employee must report to the Compliance Officer the account number, account name and brokerage firm of each Securities account in which the employee has a Beneficial Interest.

4. Availability of Reports -All information supplied pursuant to this Code may be made available for inspection by the SEC.

5. Exemptions -The following Securities need not be reported on any report required by this Code:  registered open-end investment companies; direct obligations of the U.S. Government; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments; and repurchase agreements.

        B. Pre-Clearance Requirements

1. Initial Public Offerings -Any acquisition of a Beneficial Interest by employees in an Initial Public Offering (other than a registered open-end investment company) must be pre-cleared with the Compliance Officer.

2. Limited Offering -Any acquisition of a Beneficial Interest by Employees in a Limited Offering must be pre-cleared with the Compliance Officer.

3. Record of Pre-clearance -The Compliance Officer shall maintain a record of each pre-clearance approval, and the reasons supporting that action.

        C. Prohibited Transactions

Securities transactions of the following types are prohibited:

1. Inside Information -Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

2. Market Manipulation - Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

3. Current Holdings/Watch Lists -Any acquisition or disposal of a Beneficial Interest by employees in fixed-income securities that are currently held in the assets under management by BMI (other than in direct obligations of the US Government), or any security currently on BMI's internal Target List, is strictly prohibited.

4. Others -Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of fraud or impropriety.

III.     Compliance with this Code of Ethics

        A. Compliance Officer Review

1.   Quarterly Reports -The Compliance Officer reviews employee Quarterly Personal Transaction Reports and creates the Quarterly Securities Transaction Report Summary by the 15th business day following each quarter for review by the Principals. The report also notes all transactions that were pre-approved by the Compliance Officer, and those that were deemed to be immaterial.

2.  Annual Reports -The Compliance Officer will submit to the Board of Directors of the Funds, at least annually, a written report:

a.  Summarizing existing procedures concerning personal investing and any changes in the procedures made during the year;

b. Identifying any material violations of this Code and any significant remedial action imposed in response to the material violation during the past year;

c. Identifying any recommended changes in existing restrictions or procedures based on its experience under this Code, evolving industry practices, or developments in applicable laws or regulations; and

d. Certifying that BMI has adopted procedures reasonably necessary to prevent Employees from violating this Code.

3. Investigating Violations of this Code -The Compliance Officer is responsible for reviewing all reports submitted in accordance with this Code. These reports describe all possible violations of BMI's Code of Ethics, if any, and the Compliance Officer may propose sanctions to be imposed as a result of these violations.

        B. Sanctions -If the Compliance Officer determines that an employee has violated the Code of Ethics, he may recommend sanctions. This disciplinary action may include a verbal warning, a written warning in the employee's personnel file, unpaid suspension, referral of the matter to regulatory authorities, and termination of employment. The BMI Principals also may require the employee to reverse the trades in question and forfeit any profit or absorb any loss. Any profit shall be calculated by the Compliance Officer and shall be forwarded to a charitable organization selected by the BMI Principals. No member of BMI may review his or her own transactions.

        C. Exceptions to the Code -The Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse.

        D. Acknowledgement of Receipt of Code -Upon becoming an Employee of BMI, and at least annually thereafter in January, each Employee shall review and execute the "Acknowledgement of Receipt of Code of Ethics" attached as Appendix II.

DATED:      April 01, 2002

APPENDIX I

DEFINITIONS

Access Person as defined in SEC Rule 17j-1 and applied to BMI means:

(1) every director or officer of BMI;

(2) every employee of BMI who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund;

(3) every natural person in a control relationship with BMI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security, prior to its dissemination or prior to the execution of all resulting trades; and

(4) such other person as the Compliance Officer shall designate. Any uncertainty as to whether an individual is an Access Person will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 17j-l(a)(l) under the Investment Company Act of 1940.

        Beneficial Interest means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from, a transaction in the subject Securities. An employee is deemed to have a Beneficial Interest in Securities owned by members of his or her immediate family or members of his or her household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an employee has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" in Rules 16a-l(a)(2) and (5) under the Securities Exchange Act of 1934 and Standard IV (B.4) of the AIMR Standards.

        Conflict of Interest, as defined by AIMR, is a matter "that reasonably could be expected to interfere with an employee's duty to his employer or ability to make unbiased and objective recommendations."

        Fair Dealing, according to AIMR, means that one may not discriminate against any customers or clients when taking investment action.

        Fund means a registered investment company registered under the Investment Company Act of 1940.

        Initial Public Offering means an offering of securities registered under the Securities Act of 1934, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

        Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

        Material Nonpublic Information is defined by AIMR as information: a) that has not been disseminated to the marketplace in general, b) that would be likely to have an impact on the price of the security, or c) that reasonable investors would want to have before making an investment decision.

        Priority of Transactions is the AIMR Code that states that an employee "shall give their clients and employer adequate opportunity to act on a recommendation before acting on their own behalf."

        Security (or Securities) includes stocks, notes, bonds, debentures, and other evidence of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Although Security does not generally include futures or options on futures, for the purposes of this document such instruments are subject to the reporting requirements of this Code.

        Securities Transactions are purchases or sales of Securities in which an employee has or acquires a Beneficial Interest.

APPENDIX II

ACKNOWLEDGEMENT OF RECEIPT OF BRADFORD & MARZEC, INC. CODE OF ETHICS

I acknowledge that I have received the Bradford & Marzec, Inc. Code of Ethics dated April 01, 2002, and represent that:

1.      I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have a Beneficial Interest.

2.      In accordance with the Code of Ethics, I will fully disclose the Securities holdings in which I have a Beneficial Interest.

3.      In accordance with the Code of Ethics, I will report all Securities Transactions in which I have a Beneficial Interest, except for transactions exempt from reporting.

4.      I have listed on the following page of this form all accounts in which I have a Beneficial Interest.

5.      I will comply with the Code of Ethics in all other respects.

____________________________
Employee Signature

_____________________________
Print Name

DATE:__________________________

APPENDIX III

LIST OF SECURITIES ACCOUNTS

Employee Name: ______________________

Date: ________________________________

Following is a complete list of all securities accounts in which I have a Beneficial Interest:

Account Number                             Account Name                                   Brokerage Firm